The information in this pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission.

Subject to completion dated November 18, 2008.

PRELIMINARY PRICING SUPPLEMENT NO. 328 dated November [•], 2008 to Prospectus Supplement and Prospectus dated February 5, 2007 relating to the Eksportfinans ASA U.S. Medium-Term Note Program	Filed pursuant to Rule 424(b)(3) Registration Statement No. 333-140456

Natixis Securities North America Inc.

Buffered Return Enhanced Note
Linked to SPDR Trust, Series 1
due May 28, 2010

     This document is a pricing supplement. This pricing supplement provides specific pricing information in connection with this issuance of notes. Prospective investors should read this pricing supplement together with the prospectus supplement and prospectus dated February 5, 2007 for a description of the specific terms and conditions of the particular issuance of notes. This pricing supplement amends and supersedes the accompanying prospectus supplement and prospectus to the extent that the information provided in this pricing supplement is different from the terms set forth in the prospectus supplement or the prospectus.

Issuer:	Eksportfinans ASA
Issuer rating:	Aaa (negative outlook) (Moody’s) / AA+ (negative outlook) (Standard & Poor’s) / AAA (F.IBCA)
Specified Currency:	U.S. dollars
Aggregate Principal Amount:	$[•]
Principal Amount of each note:	$1,000.00
CUSIP No.:	28264QM68
ISIN:	US28264QM688
	Issue price to public	Discounts and commissions	Proceeds to us

Per note:	$1,000.00	[•]*	[•]
Total:	[•]	[•]*	[•]
* See “Supplemental Plan of Distribution” below.

     Assuming no changes in market conditions or other relevant factors, the value of your notes on the date of this pricing supplement (as determined by reference to pricing models used by Natixis Securities North America Inc.) may be significantly less than the original issue price.

     Natixis Securities North America Inc. may offer the notes in transactions in the over-the-counter market or through negotiated transactions at market prices or at negotiated prices.

     “Standard & Poor’s®”, “S&P®”, “S&P 500®”, “SPDR®”, “Select Sector SPDR” and “Select Sector SPDRs” are trademarks of The McGraw-Hill Companies, Inc. (MGH). The securities are not sponsored, endorsed, sold, or promoted by MGH or the Select Sector SPDR Trust (the Trust). MGH and the Trust make no representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the securities. MGH and the Trust have no obligation or liability in connection with the operation, marketing, trading or sale of the securities.

Agent:	Natixis Securities North America Inc.
9 West 57th St.
New York, New York 10019

The agent may make sales through its affiliates or selling agents.

Agent acting in the capacity as:	Principal

Trade Date:	November 25, 2008

Original Issue Date:	December 1, 2008

Maturity Date:	May 28, 2010, subject to adjustment in the event of a market disruption event on the determination date, in which case the Maturity Date will be the third business day following the determination date, as so postponed. If the Maturity Date is not a business day, then the Maturity Date will be the first following day that is a business day.

Reference Share:	SPDR Trust, Series 1 (the Reference Share) (Ticker: SPY). The Reference Share seeks to replicate, as closely as possible, before fees and expenses, the total return on the S&P 500 Index (the Underlying Index), which is composed of five hundred (500) selected stocks, all of which are listed on the American Stock Exchange, the New York Stock Exchange or the Nasdaq Stock Market, and spans over 24 separate industry groups.

Determination Date:	May 25, 2010. If a market disruption event occurs or is continuing on the Determination Date, then the Determination Date will be postponed to the next Trading Day on which a market disruption event is not in effect. In no event, however, will the Determination Date be postponed by more than five Business Days. If the Determination Date is postponed to the last possible day but a market disruption event occurs or is continuing on that day, that day will nevertheless be the Determination Date. If the calculation agent determines that the closing price of the Reference Share is not available on the Determination Date, as so postponed, either because of a market disruption event or for any other reason, the calculation agent will nevertheless determine the Final Share Level, and thus the payment at maturity, for the purposes of the notes based on its assessment, made in its sole discretion, of the market value of the Reference Share on the Determination Date, as so postponed.

Payment at Maturity:	(i) If the Final Share Level is equal to or greater than the Share Cap, the amount payable will equal the Maximum Redemption Amount of $1,345.00, or

(ii) If the Final Share Level is equal to or greater than the Initial Share Level and less than the Share Cap, a cash payment per note equal to the sum of (a) $1,000.00, and (b) ($1,000.00 x the Participation Level x the Share Return), or

(iii) If the Final Share Level is less than the Initial Share Level and greater than or equal to the Buffer Level, a cash payment per note equal to $1,000.00, or

(iv) If the Final Share Level is less than the Buffer Level, a cash payment per note equal to the sum of (a) $1,000.00, and (b) the product of (1) $1,000.00, (2) (the Final Share Level – the Buffer Level) / the Initial Share Level.

Initial Share Level: Final Share Level:	[•] (to be determined on the Trade Date) The official closing level of the Reference Share on the Determination Date.

Share Return:	(Final Share Level – Initial Share Level) / Initial Share Level

Participation Level:	300.00%

Buffer Level:	90.00% of the Initial Share Level

Share Cap: Maximum Redemption Amount: Relevant Exchange:

111.50% of the Initial Share Level

134.50% of the Face Amount, or, $1,345.00

The primary organized U.S. securities exchange or trading market for the Reference Share as determined by the calculation agent from time to time in its sole discretion.

Market Disruption Events:	Any of the following will be a market disruption event:

  the occurrence or existence (as determined by the calculation agent in its sole discretion) on any Trading Day at any time during the one-half hour period prior to the scheduled closing time of the Relevant Exchange of

(a) any suspension of, limitation imposed on or impairment occurring with respect to, (1) trading in the Reference Share on the Relevant Exchange or any other exchange on which the Reference Share is listed or quoted or (2) trading in any options or futures contracts on or relating to the Reference Share on any exchange on which those contracts are traded, in either case whether by reason of movements in price exceeding limits permitted by that exchange or quotation system or otherwise, or

(b) any event that disrupts the ability of market participants in general to effect transactions in the Reference Share on the Relevant Exchange or in options or futures contracts on or relating to the Reference Share on any exchange on which those contracts are traded. Such disruptions may include, but are not limited to (1) the temporary closure and re-opening of that exchange, (2) a systems failure of the trading, communications and connectivity systems to that exchange and (3) a relocation of trading of the Reference Share from the Relevant Exchange to another exchange or quotation system, or the closure on any Trading Day of the Relevant Exchange, or any exchange or quotation system on which options or futures contracts on or relating to the Reference Share are traded, prior to its scheduled closing time if the calculation agent in its sole discretion determines that that earlier closing has an effect on the trading market for the Reference Share (or for options or futures contracts on or relating to the Reference Share). For this purpose, a “scheduled closing time” is any regular weekday closing time or any other closing time announced by the exchange if such closing time is announced not less than one hour before the regular weekday closing time of the that exchange or quotation system, or a general moratorium is declared in respect of banking activities in the country of incorporation of the issuer of the Reference Share,

and, in the determination of the calculation agent in its sole discretion, any of the foregoing is material. In determining what is “material” the calculation agent may have regard to such circumstances as it in its sole discretion deems appropriate, including any hedging arrangements we, the agent or any of its affiliates may have in relation to the notes.

A limitation on the hours and number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the Relevant Exchange or quotation system, but a limitation on trading imposed during the course of the day by reason of movements in price otherwise exceeding levels permitted by the Relevant Exchange or quotation system may, if determined by the calculation agent in its sole discretion to be material, constitute a market disruption event.

The calculation agent will as soon as practicable notify us, Bank of New York Mellon as trustee of the notes, The Depository Trust Company, and Citibank, N.A., as the paying agent for the notes, of the occurrence of a market disruption event on any day that, but for the occurrence of a market disruption event, would have been the applicable Determination Date.

De-listing, Discontinuance or Modification of the Reference Share:

If the Reference Share is de-listed from the American Stock Exchange (AMEX), the calculation agent will substitute an exchange traded fund that the calculation agent determines, in its sole discretion, is comparable to the discontinued Reference Share. We refer to any substitute exchange traded fund approved by the calculation agent as a successor reference share. If the Reference Share is de-listed from the AMEX and the calculation agent determines that no successor reference share is available, then the calculation agent will, in its sole discretion, determine the appropriate closing price of one share of the Reference Share by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Reference Share. If a successor reference share is selected, that successor reference share will be substituted for the Reference Share for all purposes of the notes.

If at any time the Underlying Index that underlies the Reference Share (or a successor reference share) is changed in a material respect, or if the Reference Share (or a successor reference share) in any other way is modified so that it does not, in the opinion of the calculation agent, fairly represent the net assets value of the Reference Share (or a successor reference share) had those changes or modifications not been made, then, from and after that time, the calculation agent will make those calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a price of an exchange traded fund comparable to the Reference Share or the successor reference share, as the case may be, as if those changes or modifications had not been made, and calculate the closing prices with reference to shares of the Reference Share or the successor reference share, as adjusted. Accordingly, if the Reference Share or a successor reference share is modified in a way that the price of its shares is a fraction of what it would have been if it had not been modified (e.g., due to a split or a reverse split), then the calculation agent will adjust the price in order to arrive at a price of the Reference Share or the successor reference share as if it had not been modified (e.g., as if the split or the reverse split had not occurred). The calculation agent also may determine that no adjustment is required by the modification of the method of calculation.

Calculation agent: Trustee:	Natixis Derivatives, Inc. The Bank of New York Mellon (formerly known as The Bank of New York)

Business Day:

For purposes of this issuance, a Business Day means any day that is not (a) a Saturday or Sunday or (b) a day on which banking institutions generally are authorized or obligated by law or executive order to close in London or New York.

Trading Day:

For purposes of the notes offered in this pricing supplement, a Trading Day is any day on which the Relevant Exchange is (or, in the absence of a market disruption event, would have been) open for trading, without regard to the scheduled closing time.

Authorized Denominations: Form of Notes: Listing: Failure to pay the Payment at Maturity when due:

$1,000.00 and integral multiples of $1,000.00 in excess thereof.

Book-entry

None

In the event we fail to pay the payment at maturity on the Maturity Date, any overdue payment in respect of the payment at maturity of any note on the Maturity Date will bear interest until the date upon which all sums due in respect of such notes are received by or on behalf of the relevant holder, at the rate per annum which is the rate for deposits in U.S. dollars for a period of six months which appears on the Reuters Screen LIBO page as of 11:00 a.m. (London time) on the first business day following such failure to pay. Such rate shall be determined by the calculation agent. If interest is required to be calculated for a period of less than one year, it will be calculated on the basis of a 360-day year consisting of the actual number of days in the period.

Acceleration:

If a holder of a note accelerates the maturity of the note upon an event of default under the Indenture referenced in the accompanying prospectus, the amount payable upon acceleration will be such as the calculation agent shall determine in good faith and in a commercially reasonable manner.

Other:

The notes do not pay interest and are not renewable notes, index linked notes or amortizing notes, each as described in the prospectus supplement. We intend to take the position that there is no optional redemption or extension of maturity in connection with the notes.

     Capitalized terms used in this pricing supplement without definition have the meanings given to them in the prospectus supplement and accompanying prospectus.

     You should read this pricing supplement together with the prospectus dated February 5, 2007, as supplemented by the prospectus supplement dated February 5, 2007 relating to our medium-term notes of which these securities are a part. This pricing supplement, together with these documents, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk factors” in the accompanying prospectus supplement dated February 5, 2007, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

     You may access the prospectus dated February 5, 2007, as supplemented by the prospectus supplement dated February 5, 2007, on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Web site):

      http://www.sec.gov/Archives/edgar/data/700978/000115697307000181/u51335fv3asr.htm

     Our Central Index Key, or CIK, on the SEC Web site is 700978. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Eksportfinans ASA.

RISK FACTORS

     Unlike ordinary debt securities, the return on the notes depends on changes in the value of an exchange traded fund. As described in more detail below, the trading price of the notes may vary considerably before the Maturity Date due, among other things, to fluctuations in the price of the Reference Share and other events that are difficult to predict and beyond our control. Your notes are a riskier investment than ordinary debt securities. Unlike ordinary debt securities, the notes do not pay interest. Also, your notes are not equivalent to investing directly in the Reference Share. You should carefully consider the following risks before investing in the notes.

You may lose all or a significant part of your investment in the notes.

We will not repay you a fixed amount of principal on the notes at maturity and we are not liable for any loss of principal that you may incur due to fluctuations in the market price of the Reference Share.

     The payment at maturity will depend on the change in the market price of the Reference Share. Because the market price of the Reference Share is subject to market fluctuations, the payment at maturity may be less than the principal amount of the notes, and you will lose part or all of your investment if the Final Share Level is below the Buffer Level. You may also lose part or all of your investment if you sell the notes in the secondary market before their maturity.

     Even if the amount payable on your notes at maturity is greater than the price you paid for the notes, it may not compensate you for a loss in value due to inflation and other factors relating to the value of money over time. Thus, even in those circumstances, the overall return you earn on your notes may be less than you would have earned by investing in a debt security that bears interest at a prevailing market rate.

The principal of your notes is not protected.

     The principal of your notes is not protected. Our cash payment on your notes on the Maturity Date, if any, will be based on any increase or decrease in the Final Share Level relative to the Initial Share Level. If the Final Share Level is less than the Buffer Level, the Payment at Maturity will be less than the principal amount of note, and may be zero.

     Also, the market price for each of your notes prior to the Maturity Date may be significantly lower than the purchase price you pay for each of your notes. Consequently, if you sell your notes before the Maturity Date, you may receive far less than the amount of your investment in the notes.

The potential return on your securities is limited and the amount you receive at maturity will never exceed the Maximum Redemption Amount.

     The maximum gain on your security is limited to the Maximum Redemption Amount payable at maturity of $1,345.00, regardless of the appreciation in the Reference Share, which may be significant. Because the share level of the Reference Share at various times during the term of the securities could be higher than on the Determination Date, you may receive a lower Payment at Maturity than you would have if you had invested directly in the Reference Share without taking into account taxes and other costs related to such a direct investment.

Assuming no changes in market conditions or any other relevant factors, the value of your notes on the Trade Date (as determined by reference to pricing models used by Natixis Securities North America Inc.) may be significantly less than the original issue price.

     The value or quoted price of your notes at any time, however, will reflect many factors and cannot be predicted. If Natixis Securities North America Inc. makes a market in the notes, the price quoted by Natixis Securities North America Inc. would reflect any changes in market conditions and other relevant factors, and the quoted price (and the value of your notes that Natixis Securities North America Inc. will use for account statements or otherwise) could be lower than the original issue price, and may be lower than the value of your notes as determined by reference to pricing models used by Natixis Securities North America Inc.

     If at any time a third party dealer quotes a price to purchase your notes or otherwise values your notes, that price may be significantly different (higher or lower) than any price quoted by Natixis Securities North America Inc. You should read “Risk Factors—The market price of your notes may be influenced by many unpredictable factors” below.

     Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.

     There is no assurance that Natixis Securities North America Inc. or any other party will be willing to purchase your notes and, in this regard, Natixis Securities North America Inc. is not obligated to make a market in the notes. See “Secondary trading in the notes may be limited” below.

Past performance of the Reference Share is no guide to future performance.

     The actual and relative performance of the Reference Share over the life of the notes may bear little relation to the historical prices of the Reference Share. Likewise, the amount payable at maturity may bear little relationship to the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Reference Share.

The formula for determining the payment at maturity does not take into account all developments in the market price of the Reference Share.

     Changes in the level of the Reference Share during the term of the notes before the Determination Date will not be reflected in the calculation of the payment at maturity payable, if any, at maturity. The calculation agent will calculate the payment at maturity by comparing only the Initial Share Level on the Trade Date and the Final Share Level on the Determination Date. No other levels will be taken into account. As a result, you may lose part or all of your investment even if Final Share Level has risen at certain times during the term of the notes, if the Final Share Level is lower than the Buffer Level as calculated on the Determination Date.

The notes do not bear interest.

     You will not receive any interest payments on your notes. Even if the amount payable on your notes on the Maturity Date exceeds the principal amount of the notes, the overall return you earn on your notes may be less than you would have earned by investing in a debt security of comparable maturity that bears interest at a prevailing market rate.

You will have no shareholder rights or right to receive any stock.

     Investing in the notes will not make you a holder of the Reference Share. Neither you nor any other holder or owner of notes will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to the Reference Share by virtue of your holding notes. Your notes will be paid in cash, and you will have no rights to directly receive delivery of the Reference Share.

The market price of your notes may be influenced by many unpredictable factors.

     The following factors, most of which are beyond our control, will influence the market value of your notes, as well as the payment at maturity:

  the absolute and relative changes in the Reference Share,

  the volatility (i.e., the frequency and magnitude of changes) in the levels of the Reference Share. As indicated under “The SPDR Trust, Series 1—Historical Performance of the SPDR Trust, Series 1”, the price of the reference share has been highly volatile at times. It is impossible to predict whether the price of the Reference Share will rise or fall, economic, financial, regulatory, political, military and other events that affect stock markets generally and the market segments of which the Reference Share is a part, and which may affect the absolute, and relative changes in, the level of the Reference Share, interest and yield rates in the market,

  the time remaining until your notes mature, and

  our creditworthiness.

     These factors will influence the price you will receive if you sell your notes prior to maturity. If you sell your notes prior to maturity, you may receive less than the outstanding principal amount of your notes. You cannot predict the future performance of the Reference Share based on its historical performance.

The common stocks held by the Reference Share or included in the Underlying Index are not necessarily representative of that industry.

     The performance of the Reference Share or the Underlying Index may not correlate with the performance of the entire industry. The Reference Share or the Underlying Index may decline in value even if the industry as a whole rises in value, or rise in value even if the industry as a whole declines in value. Furthermore, one or more of the issuers of the common stocks held by the Reference Share or included in the Underlying Index may engage in new lines of business or cease to be involved in the particular industry.

The value of the stocks held by the Reference Share may not track the value of the Underlying Index.

Although the trading characteristics and valuations of the stocks held by the Reference Share will usually mirror the characteristics and valuations of the Underlying Index, the value of the stocks held by the Reference Share may not completely track the value of the Underlying Index. The Reference Share will reflect transaction costs and fees that are not included in the calculation of the Underlying Index. Additionally, because the Reference Share does not actually hold all of the stocks underlying the Underlying Index but invests in a representative sample of securities which have a similar investment profile as the stocks underlying the Underlying Index, the Reference Share will not fully replicate the performance of the Underlying Index.

The performance of the Reference Share may not correlate with the performance of the Underlying Index.

     The Reference Share uses a representative sampling strategy to track the performance of the Underlying Index which may give rise to tracking error, i.e., the discrepancy between the performance of the Underlying Index and the performance of the Reference Share. In addition, because the shares of the Reference Share are traded on an exchange and are subject to market supply and investor demand, the market value of one share of the Reference Share may differ from the net asset value per share of the Reference Share. Because of the potential discrepancies identified above, the performance of the Reference Share may not correlate with the performance of the Underlying Index over the same period. For more information, see “The SPDR Trust, Series 1".

Owning the notes is not the same as either owning the common stocks that are held by the Reference Share or that underlie the Underlying Index, or shares of the Reference Share itself.

     Your return will not reflect the return you would realize if you actually owned and held the stocks held by the Reference Share or shares of the Reference Share itself for a similar period because the payment at maturity per note will be determined without taking into consideration the value of any dividends that may be paid on the stocks held by the Reference Share or on shares of the Reference Share itself. The notes represent senior unsecured obligations of Eksportfinans and do not represent or convey any rights of ownership in the Reference Share or in stocks held by the Reference Share. In addition, you will not receive any dividend payments or other distributions on the stocks held by the Reference Share or the shares of the Reference Share itself, and as a holder of the notes, you will not have voting rights or any other rights that holders of stocks held by the Reference Share or the shares of the Reference Share itself may have. Even if the price of the Reference Share increases or decreases within the absolute return range during the term of the notes, the market value of the notes may not increase by the same amount. It is also possible for the price of the Reference Share to increase or decrease within the absolute return range while the market value of the notes declines. In addition, investing in the notes is not equivalent to investing in a mutual fund or other pooled investment that invests in the stocks held by the Reference Share. The return on your investment in the notes may differ from the return you might earn on a direct investment in a mutual fund or other pooled investment over a similar period.

Adjustments to the Reference Share or to the Underlying Index could adversely affect the value of your notes.

     State Street Bank and Trust Company manages the Reference Share, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P 500 Index. Pursuant to its investment strategy or otherwise, State Street Bank and Trust Company may add, delete or substitute the stocks composing the Reference Share. The Underlying Index is calculated and disseminated by the AMEX. Standard & Poor's, the Underlying Index sponsor, can add, delete or substitute the stocks underlying the Underlying Index that could change the value of the Underlying Index. Any of these actions could adversely affect the level of the Reference Share and, consequently, the value of the notes.

We and our affiliates have no affiliation with the Reference Share sponsor and are not responsible for its public disclosure of information.

     We and our affiliates are not affiliated with PDR Services LLC (PDR Services), the Reference Share sponsor, in any way and have no ability to control or predict its actions, including any errors in or discontinuation of disclosure regarding its methods or policies relating to the calculation of the Reference Share. If the Reference Share sponsor discontinues or suspends the calculation of the Reference Share, it may become difficult to determine the market value of the notes or the maturity payment amount. The Reference Share sponsor is not involved in the offer of the notes in any way and has no obligation to consider your interest as an owner of notes in taking any actions that might affect the value of your notes.

     Each note is an unsecured debt obligation of Eksportfinans only and is not an obligation of the Reference Share sponsor. None of the money you pay for your notes will go to the Reference Share sponsor. Since the Reference Share sponsor is not involved in the offering of the notes in any way, it has no obligation to consider your interest as an owner of notes in taking any actions that might affect the value of your notes. The Reference Share sponsor may take actions that will adversely affect the market value of the notes.

     We have derived the information about the Reference Share sponsor and the Reference Share in this pricing supplement from publicly available information, without independent verification. Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of the information about the Reference Share or the Reference Share sponsor contained in this pricing supplement. You, as an investor in the notes, should make your own investigation into the Reference Share and the Reference Share sponsor.

Trading and other transactions by Natixis Securities North America Inc. or its affiliates in securities linked to the Reference Share may impair the value of your notes.

     Natixis Securities North America Inc. or one or more of its affiliates may hedge its obligations under the swap that Natixis Securities North America Inc. expects to enter into with us relating to the offered notes by purchasing the Reference Share, options or futures on the Reference Share or other instruments linked to the Reference Share, and adjust the hedge by, among other things, purchasing or selling any of the foregoing, at any time and from time to time, and to unwind the hedge by selling any of the foregoing, perhaps on or before the Determination Date. Natixis Securities North America Inc. may also enter into, adjust and unwind hedging transactions relating to other notes whose returns are linked to the Reference Share. Any of these hedging activities may adversely affect the market price of the Reference Share and therefore the market value of your notes and the amount we will pay on your notes at maturity. It is possible that Natixis Securities North America Inc. could receive substantial returns with respect to these hedging activities while the value of your notes may decline.

     Natixis Securities North America Inc. and its affiliates may also engage in trading in the Reference Share or instruments whose returns are linked to the Reference Share for their proprietary accounts, for other accounts under their management or to facilitate transactions, including block transactions, on behalf of customers. Any of these activities of Natixis Securities North America Inc. or its affiliates could adversely affect the market price of the Reference Share and, therefore, the market value of your notes and the amount we will pay on your notes at maturity. We may also issue, and Natixis Securities North America Inc. and its affiliates may also issue or underwrite, other securities or financial or derivative instruments with returns linked to changes in the market price of the Reference Share. By introducing competing products into the marketplace in this manner, we or Natixis Securities North America Inc. or its affiliates could adversely affect the market value of your notes and the amount we will pay on your notes at maturity.

There may be conflicts of interest between you and Natixis Securities North America Inc.

     As noted above, Natixis Securities North America Inc. and its affiliates expect to engage in trading activities related to the Reference Share. These trading activities may present a conflict between your interest in your notes and the interests Natixis Securities North America Inc. and its affiliates will have in their proprietary accounts, in facilitating transactions, including block trades, for their customers and in accounts under their management. These trading activities, if they influence the market price of the Reference Share, could be adverse to your interests as a beneficial owner of your notes.

     Natixis Securities North America Inc. and its affiliates may, at present or in the future, engage in business with the issuers of the stocks underlying the Underlying Index, including making loans to or equity investments in those companies or providing advisory services to those companies. These services could include merger and acquisition advisory services. These activities may present a conflict between the obligations of Natixis Securities North America Inc. or another affiliate of Natixis Securities North America Inc. and your interests as a beneficial owner of notes. Moreover, one or more of Natixis Securities North America Inc.’s affiliates have published, and in the future expect to publish, research reports with respect to the issuers of the stocks underlying the Underlying Index. Any of these activities by Natixis Securities North America Inc. or any of its affiliates may affect the market price of the Reference Share and, therefore, the market value of your notes and the amount we will pay on your notes at maturity.

As calculation agent, Natixis Derivatives Inc. will have the authority to make determinations that could affect the market value of your notes and the amount you receive at maturity.

     As calculation agent for your notes, Natixis Derivatives Inc. will have discretion in making various determinations that affect your notes, including the Share Return, the Final Share Level, the payment at maturity, the amount payable on any acceleration, the existence and effects of market disruption events and Adjustment Events. The exercise of this discretion by Natixis Derivatives Inc. could adversely affect the value of your notes and may present Natixis Derivatives Inc. with a conflict of interest of the kind described above under “Risk Factors—There may be conflicts of interest between you and Natixis Securities North America Inc.”.

Antidilution protection is limited and adjustments to the terms of the notes may not match actual developments with regard to the Reference Share.

     Natixis Derivatives Inc., as calculation agent for your notes, will adjust the Share Return for stock split and certain corporate actions, such as mergers. The calculation agent is not be required, however, to make such adjustments in response to all corporate actions, including if the Reference Share Issuer or another party makes a partial tender or partial exchange offer for the Reference Share. If such a dilution event occurs and the calculation agent is not required to make an adjustment, the value of your notes may be materially and adversely affected. See “De-listing, Discontinuance or Modification of the Reference Share” above for further details.

We can postpone the Determination Date if a market disruption event occurs.

     If the calculation agent determines that a market disruption event has occurred or is continuing on the Determination Date, the Determination Date will be postponed until the first Trading Day on which no market disruption event occurs or is continuing, but in no event will the postponement last for more than five Business Days. Moreover, if the closing price of the Reference Share is not available on the Determination Date, as so postponed, because of a continuing market disruption event or for any other reason, the calculation agent will nevertheless determine the Final Share Level based on its assessment, made in its sole discretion, of the market value of that Reference Share at that time. If this occurs, the maturity of your notes will also be postponed by an equal number of days. Thus, you may not receive the cash payment that we are obligated to deliver at maturity until five Business Days after the originally scheduled due date.

Secondary trading in the notes may be limited.

     The notes are a new issue of securities with no established trading market. Your notes will not be listed on any securities exchange or be included in any interdealer market quotation system and there may be little or no secondary market for your notes. In this regard, Natixis Securities North America inc. is not obligated to make a market in the notes. Even if a secondary market for your notes develops, it may not provide significant liquidity, and we expect that transaction costs in any secondary market would be high. As a result, the differences between bid and ask prices for your notes in any secondary market could be substantial. If at any time a third party dealer quotes a price to purchase your notes or otherwise values your notes, that price may be different (higher or lower) than any price quoted by Natixis Securities North America Inc. You should read “The market value of your notes may be influenced by many unpredictable factors” above.

The U.S. Federal income tax treatment on the notes is uncertain and the terms of the notes require you to follow the treatment that we will adopt.

     There is currently no statutory, judicial or administrative authority that directly addresses the U.S. tax treatment of holders of the notes or similar instruments. Pursuant to the terms of the notes, you agree to treat the notes as an “open transaction”, subject to the “constructive ownership” rules of Section 1260 of the Internal Revenue Code, for U.S. Federal income tax purposes. You will be required to characterize the notes for all tax purposes in this manner (absent an administrative determination or judicial ruling to the contrary) even if your tax advisor would otherwise adopt an alternative characterization. If the United States Internal Revenue Service (IRS) successfully argues that the notes should be treated differently, the timing and character of income on the notes may be affected and, among other things, you may be required to pay tax on deemed interest even though your notes do not bear periodic interest. We are not requesting a ruling from the IRS with respect to the notes, and we cannot assure you that the IRS will agree with the conclusions expressed in this pricing supplement and in the accompanying prospectus supplement and prospectus under “Taxation in the United States.”

     In addition, as discussed further below, on December 7, 2007, the Internal Revenue Service (the IRS) issued a notice indicating that it and the Treasury Department (Treasury) are actively considering, among other issues, whether the holders should be required to accrue ordinary income on a current basis, and whether gain or loss should be ordinary or capital. The outcome of this process is uncertain and could apply on a retroactive basis. You should carefully review the discussion of the notice under "Taxation in the United States—Possible Alternative Tax Treatments of an Investment in the Notes" in this pricing supplement and consult your tax advisor regarding the treatment of the notes, including possible alternative characterizations in general and the possible impact of the notice in particular.

ADDITIONAL INFORMATION

Calculation agent

     We have initially appointed Natixis Derivatives Inc. as calculation agent for the purpose of determining the Final Share Level and for all calculations and determinations regarding market disruption events, the payment at maturity and the interest rate applicable to any overdue payment of the payment at maturity. Unless there is manifest error, these determinations by the calculation agent will be final and binding on us and you. The calculation agent will, as soon as practicable after receipt of any written request to do so, advise a noteholder of any determination made by it on or before the date of receipt of that request. The calculation agent will make available for inspection by noteholders copies of these determinations. Upon request, the calculation agent will also provide a written statement to a noteholder showing how the payment at maturity per principal amount of the notes was calculated. Requests to the calculation agent should be addressed to:

Natixis Derivatives Inc.
9 West 57th St., 35th Floor
New York, NY 10019
Attention: General Counsel
Telephone: +1 212 891 6137
Facsimile: +1 212 891 1922

Hypothetical examples

     The following tables set out hypothetical payments at maturity per $1,000.00 principal amount of notes, and are provided for purposes of illustration only. The examples should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that various hypothetical Final Share Levels could have on the pre-tax payment at maturity, assuming all other variables remain constant.

     The examples assume that there is no change in or affecting any of the Reference Share and that no market disruption event occurs.

     The information in the examples reflect hypothetical rates of return on the notes assuming that they are purchased on the Original Issue Date and held to the Maturity Date. If you sell your notes prior to the Maturity Date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below. For a discussion of some of these factors, see “Risk Factors”.

     The performance of the Reference Share cannot be predicted for any future period. The actual absolute and relative performances of the Reference Share over the life of the notes, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical return examples set forth below.

     Any rate of return you may earn on an investment in the notes may be lower than that which you could earn on a comparable investment in the Reference Share. Also, the hypothetical returns shown below do not take into account the effects of applicable taxes.

     The following table illustrates the hypothetical return at maturity on the notes. The total return as used in this pricing supplement is the number, expressed as a percentage that results from comparing the payment at maturity per $1,000.00 principal amount to $1,000.00. The hypothetical total returns set forth below assume an Initial Share Level of $86.62 and reflect the Maximum Redemption Amount on the notes of 134.50% . The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Final Share Level	Value of Payment at Maturity	Share Return	Total Return
147.25	$1,345.00	70.00%	34.50%
138.59	$1,345.00	60.00%	34.50%
129.93	$1,345.00	50.00%	34.50%
121.27	$1,345.00	40.00%	34.50%
112.61	$1,345.00	30.00%	34.50%
108.28	$1,345.00	25.00%	34.50%
103.94	$1,345.00	20.00%	34.50%
99.61	$1,345.00	15.00%	34.50%
95.28	$1,300.00	10.00%	30.00%
90.95	$1,150.00	5.00%	15.00%
86.62	$1,000.00	0.00%	0.00%
82.29	$1,000.00	-5.00%	0.00%
77.96	$1,000.00	-10.00%	0.00%
69.30	$900.00	-20.00%	-10.00%
60.63	$800.00	-30.00%	-20.00%
51.97	$700.00	-40.00%	-30.00%
43.31	$600.00	-50.00%	-40.00%
34.65	$500.00	-60.00%	-50.00%
25.99	$400.00	-70.00%	-60.00%
17.32	$300.00	-80.00%	-70.00%
8.66	$200.00	-90.00%	-80.00%
0.00	$100.00	-100.00%	-90.00%

Same-day funds settlement and payment

     The initial settlement for the notes and all payments of principal will be made in immediately available funds.

     Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, transfers of the notes will be made in the Same-Day Funds Settlement System of The Depository Trust Company (the Depository) until maturity, and secondary market trading activity in the notes will therefore be required by the Depository to settle in immediately available funds. We cannot assure you as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

THE SPDR TRUST, SERIES 1

ISIN: US78462F1030
Relevant Exchange: American Stock Exchange

     We have derived all information regarding the SPDR Trust, Series 1, a unit investment trust (the SPDR Trust), contained in this pricing supplement, including its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to changes by PDR Services LLC. We make no representations or warranty as to the accuracy or completeness of the information derived from these public sources.

     The SPDR Trust is an exchange traded fund designed to generally correspond to the price and yield performance, before fees and expenses, of the S&P 500 Index. The SPDR Trust is organized under New York law and is governed by an amended and restated trust agreement between State Street Bank and Trust Company (the Trustee) and PDR Services LLC (the Reference Share sponsor), dated as of January 1, 2004 and effective as of January 27, 2004, as amended. Information filed by SPDRs with the SEC under the Securities Exchange Act can be found by reference to its SEC file number: 033-46080. Further information about SPDRs can be found at www.amex.com. SPDRs are listed on the American Stock Exchange under ticker symbol "SPY".

     The SPDR Trust issues securities called Standard & Poor's Depositary Receipts (SPDRs). SPDRs represent an undivided ownership interest in a portfolio of all of the common stocks of the S&P 500 Index. The SPDR Trust holds this portfolio and cash and is not actively ‘‘managed’’ by traditional methods, which typically involve effecting changes in the portfolio on the basis of judgments made relating to economic, financial and market considerations. To maintain the correspondence between the composition and weightings of stocks held by the Trust and component stocks of the S&P 500 Index, the Trustee adjusts the portfolio from time to time to conform to periodic changes in the identity and/or relative weightings of component stocks of the S&P 500. The Trustee aggregates certain of these adjustments and makes changes to the portfolio at least monthly or more frequently in the case of significant changes to the S&P 500 Index.

The S&P 500 Index

     The S&P 500 Index was developed by Standard & Poor's (S&P), a division of The McGraw-Hill Companies, Inc. and is calculated, maintained and published by S&P. S&P is under no obligation to continue to publish, and may discontinue or suspend the publication of the S&P 500 Index at any time.

     The S&P 500 Index is composed of five hundred (500) selected stocks, all of which are listed on the American Stock Exchange, the New York Stock Exchange or the Nasdaq Stock Market, and spans over 24 separate industry groups. As of October 31, 2008, 419 companies, or 83.80%, of the S&P 500 Index traded on the New York Stock Exchange and 81 companies, or 16.20%, of the Index traded on the Nasdaq Stock Market. Ten main groups of companies comprise the S&P 500 Index with the number of companies currently included in each group indicated in parentheses: consumer discretionary (80), consumer staples (41), energy (40), financials (84), health care (53), industrials (57), information technology (74), materials (30), telecommunication services (9) and utilities (32). Standard & Poor’s may from time to time, in its sole discretion, add companies to, or delete companies from, the Index to achieve the objectives stated above. Since 1968, the S&P 500 Index has been a component of the U.S. Commerce Department’s list of Leading Indicators that track key sectors of the U.S. economy. Current information regarding the market value of the S&P 500 Index is available from market information services. The S&P 500 Index is determined, comprised and calculated without regard to the SPDR Trust.

The S&P 500 Index Methodology

     The S&P 500 Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the value of the S&P 500 Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies (the Component Stocks) as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The Market Value of any Component Stock is the product of the market price per share and the number of the then outstanding shares of such Component Stock.

The 500 companies are not the 500 largest companies listed on the New York Stock Exchange (NYSE) and not all 500 companies are listed on such exchange. Standard & Poor's chooses companies for inclusion in the S&P 500 Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. Standard & Poor's may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500 Index to achieve the objectives stated above. Relevant criteria employed by Standard & Poor's include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely-held and the Market Value and trading activity of the common stock of that company.

     The S&P 500 Index has adopted a float adjustment methodology so that the S&P 500 Index reflects only those shares that are generally available to investors in the market rather than all of a company’s outstanding shares. The float adjustment methodology excludes shares that are closely held by other publicly traded companies, venture capital firms, private equity firms, strategic partners or leveraged buyout groups; government entities; or other control groups, such as a company’s own current or former officers, board members, founders, employee stock ownership plans or other investment vehicles controlled by the company or such other persons.

     The S&P 500 Index is calculated using a base-weighted aggregate methodology: the level of the Index reflects the total Market Value of all 500 Component Stocks relative to the Index’s base period of 1941-43 (the Base Period).

     An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

     The actual total Market Value of the Component Stocks during the Base Period has been set equal to an indexed value of 10. This is often indicated by the notation 1941-43=10. In practice, the daily calculation of the Index is computed by dividing the total Market Value of the Component Stocks by a number called the Index Divisor. By itself, the Index Divisor is an arbitrary number. However, in the context of the calculation of the S&P 500 Index, it is the only link to the original base period value of the S&P 500 Index. The Index Divisor keeps the S&P 500 Index comparable over time and is the manipulation point for all adjustments to the S&P 500 Index (Index Maintenance).

     Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spin-offs.

     To prevent the value of the S&P 500 Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P 500 Index require an Index Divisor adjustment. By adjusting the Index Divisor for the change in total Market Value, the value of the Index remains constant. This helps maintain the value of the S&P 500 Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500 Index does not reflect the corporate actions of individual companies in the Index. All Index Divisor adjustments are made after the close of trading and after the calculation of the closing value of the S&P 500 Index. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500 Index and do not require Index Divisor adjustments.

     The table below summarizes the types of Index maintenance adjustments and indicates whether or not an Index Divisor adjustment is required.

Type of Corporate Action	Adjustment Factor	Divisor Adjustment Required

Stock Split	Shares Outstanding multiplied by 2;	No
(i.e., 2-for-1)	Stock Price divided by 2

Share issuance	Shares Outstanding plus	Yes

(i.e., change ≥ 5)%	newly issued Shares

Share repurchase	Shares Outstanding minus	Yes
(i.e., change ≥ 5)%	Repurchased Shares

Special cash dividends	Share Price minus Special Dividend	Yes

Company Change	Add new company Market Value	Yes
minus old company Market Value

Rights Offering	Price of parent company minus	Yes
(Price of Rights / Right Ratio)

Spin-Off	Price of parent company minus	Yes
(Price of Spin-off Co. / Share Exchange
Ratio)

     Stock splits and stock dividends do not affect the Index Divisor of the S&P 500 Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the Component Stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

     Each of the corporate events exemplified in the table requiring an adjustment to the Index Divisor has the effect of altering the Market Value of the Component Stock and consequently of altering the aggregate Market Value of the Component Stocks (the Post-Event Aggregate Market Value). In order that the level of the S&P 500 Index (the Pre-Event Index Value) not be affected by the altered Market Value (whether increase or decrease) of the affected Component Stock, a new Index Divisor (New Divisor) is derived as follows:

Post-Event Aggregate Market Value
	=	Pre-Event Index Value
New Divisor

Post-Event Market Value
New Divisor	=
Pre-Event Index Value

     A large part of the Index Maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500 Index companies. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P 500 Index are updated as required by any changes in the number of shares outstanding. After the totals are updated, the Index Divisor is adjusted to compensate for the net change in the total Market Value of the S&P 500 Index. In addition, any changes over 5.00% in the current common shares outstanding for the S&P 500 Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the Index Divisor.

Historical Performance of the SPDR Trust, Series 1

     The following table sets forth the published intra-day high, low and closing prices of the Reference Share since December 31, 2004. We obtained the information in the tables below from Bloomberg without independent verification.

Period	High	Low	Period End
2005
First Quarter	$122.79	$116.53	$117.96
Second Quarter	$121.57	$113.80	$119.18
Third Quarter	$124.72	$119.48	$123.04
Fourth Quarter	$127.81	$117.43	$124.51
2006	$131.03	$125.48	$129.83
First Quarter
Second Quarter	$132.62	$122.55	$127.23
Third Quarter	$133.74	$123.34	$133.58
Fourth Quarter	$143.12	$133.08	$141.62
2007
First Quarter	$146.04	$137.35	$142.00
Second Quarter	$154.10	$142.16	$150.43
Third Quarter	$155.07	$141.04	$152.58
Fourth Quarter	$156.48	$140.95	$146.21
2008
First Quarter	$144.93	$86.62	$131.97
Second Quarter	$143.05	$86.62	$127.98
Third Quarter	$130.71	$86.62	$115.99
Fourth Quarter (through November 17, 2008)	$116.06	$83.95	$85.47

TAXATION IN THE UNITED STATES

     The following discussion supplements and should be read together with the discussion in the prospectus supplement and the prospectus under "Taxation in the United States" and is subject to the limitations and exceptions set forth therein. The following discussion represents the opinion of Allen & Overy LLP and does not address all U.S. Federal income tax matters that may be relevant to a particular prospective holder. You should consult your own tax adviser in determining the tax consequences of your investment in your notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes on federal or other tax laws.

     The characterization of the notes for U.S. Federal income tax purposes is not certain. As a result, some aspects of the U.S. Federal income tax consequences of an investment in the notes are not certain. No ruling is being requested from the IRS with respect to the notes and, accordingly, no assurance can be given that the IRS will agree with, and a court will ultimately uphold, the conclusions expressed herein. Although no definitive authority directly addresses the characterization of the notes or instruments similar to the notes for U.S. Federal income tax purposes and the matter is not entirely clear, we intend to treat, and by acquiring the notes you agree to treat the notes as an “open transaction” for U.S. Federal income tax purposes and, unless otherwise indicated, the discussion below assumes this to be the case. However, it is possible that the IRS could seek to characterize the notes in a manner that results in tax consequences (including the timing, amount and character of income) different from those described below. Prospective holders should consult their own tax advisers as to the proper characterizations and treatment of the notes for U.S. Federal income tax purposes, as well as the consequences of agreeing to treat the notes as an “open transaction”.

Tax consequences to U.S. holders

Treatment of the notes prior to maturity

     Assuming the notes are properly characterized as an “open transaction”, you should not be required to recognize taxable income over the term of the notes prior to maturity, other than pursuant to a redemption, sale or exchange as described below.

Sale, exchange or redemption of the notes

     Subject to the “constructive ownership” rules discussed below, generally, upon a sale, exchange or redemption of notes (including redemption of the notes on the Maturity Date), you should recognize capital gain or loss equal to the difference between the amount realized on such sale, exchange or redemption and your tax basis in the notes, which should equal the amount you paid to acquire the notes. If the notes are held for more than one year, such capital gain or loss should be long-term capital gain or loss.

     The notes will likely be subject to the “constructive ownership” rules under Section 1260 of the Internal Revenue Code. Any long-term capital gain recognized by you in respect of the notes will generally be recharacterized as ordinary income to the extent such gain exceeds the amount of your aggregate “net underlying long-term capital gain” (as defined in Section 1260 of the Internal Revenue Code). In general, “net underlying long-term capital gain” means the aggregate net capital gain that you would have if you had acquired the Reference Shares at fair market value on the Original Issue Date and sold such shares upon the sale, exchange, redemption or other disposition of the notes at fair market value. In addition, an interest charge will apply to any underpayment of tax in respect of any gain that is recharacterized as ordinary income to the extent such gain would have resulted in gross income inclusion for you in taxable years prior to the taxable year of the sale, exchange, redemption or other disposition of the notes. In this regard, we will not provide you with any information relating to the Reference Shares that would be relevant with respect to the necessary calculations under Section 1260 of the Internal Revenue Code. Prospective purchasers should consult with their own tax advisors as to the application of the “constructive ownership transaction” rules under Section 1260 of the Internal Revenue Code.

Possible alternative tax treatments of an investment in the notes

     Due to the absence of authorities that directly address the proper characterization of the notes and because we are not requesting a ruling from the IRS with respect to the notes, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment of the notes described above. If the IRS were successful in asserting an alternative characterization for the notes, the timing and character of income on the notes could differ materially from our description herein. For example, the IRS might treat the notes as debt instruments issued by us, in which event the taxation of the notes would likely be governed by certain Treasury Regulations relating to the taxation of contingent payment debt instruments. In such event, regardless of whether you are an accrual method or cash method taxpayer, you would be required to accrue into income original issue discount (OID) on the notes at our “comparable yield” for similar noncontingent debt, determined at the time of the issuance of the notes, in each year that you hold the notes (even though you will not receive any cash with respect to the notes during the term of the notes) and any gain recognized at expiration or upon sale or other disposition of the notes would generally be treated as ordinary income. Additionally, if you were to recognize a loss above certain thresholds, you could be required to file a disclosure statement with the IRS.

     On December 7, 2007, the IRS released a notice stating that it and the Treasury are actively considering the proper federal income tax treatment of an instrument such as the notes, including whether the holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital, and they are seeking comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and Treasury are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise provided by law, we intend to treat the notes for U.S. federal income tax purposes in accordance with the treatment set forth in this section unless and until such time as the IRS and the Treasury issue guidance providing that some other treatment is more appropriate.

     In addition, one member of the House of Representatives recently introduced a bill that, if enacted, would require holders of instruments such as the notes purchased after the bill is enacted to accrue interest income over the term of the notes despite the fact that there will be no interest payments over the term of the notes. It is not possible to predict whether this bill or a similar bill will be enacted in the future and whether any such bill would affect the tax treatment of your notes.

     Prospective investors should consult their own advisor about possible alternative characterizations of the notes, and the effect of such alternative characterizations on the timing and amount of income recognized.

SUPPLEMENTAL PLAN OF DISTRIBUTION

     The notes are being purchased by Natixis Securities North America Inc. (the agent) as principal, pursuant to a terms agreement dated as of [•], 2008 between the agent and us.

     From time to time, the agent and its affiliates have engaged, and in the future may engage, in transactions with and performance of services for us for which they have been, and may be, paid customary fees. In particular, an affiliate of the agent is our swap counterparty for a hedge of our obligation under the notes.

     No action has been or will be taken by us, any agent or any dealer that would permit a public offering of the notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the notes, or distribution of this pricing supplement or the accompanying prospectus supplement, prospectus or any other offering material relating to the notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the agents or any dealer.

     Each agent has represented and agreed, and each dealer through which we may offer the notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the notes or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the notes. We shall not have responsibility for any agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.